Exhibit 10.35

October 15th, 2024

Christopher Benecchi

Sage Therapeutics

Dear Chris:

Thank you for your contributions toward achieving our mission to pioneer solutions to deliver life-changing brain health medicines so every person can thrive. Your continued contributions are critical to our ability to discover, develop, and deliver important new medicines to the market. Your belief in our mission, passion for what we do, and your ability to deliver are vitally important for Sage.

We are pleased to confirm the details of your promotion to Chief Operating Officer, effective November 1st, 2024. In recognition of your new role, you will receive a salary increase of 6.3% which will increase your annual salary from $526,683 to $560,000. In addition, you will remain eligible to participate in the Sage Bonus Plan at a target of 40% of your annual salary.

We are also pleased to inform you that you will receive an equity award that includes a stock option grant and a restricted stock unit grant.

The stock option award is for an option to purchase 12,500 shares at an exercise price equal to the closing price of the Company’s common stock on the date of the grant, which is November 1st, 2024. Twenty-five percent (25%) of the options will vest and become exercisable on the one-year anniversary of the Vesting Commencement Date, as defined below. The remaining seventy-five percent (75%) of the options will vest and become exercisable in 36 equal successive monthly installments following the one-year anniversary of the Vesting Commencement Date.

You will also be granted 6,250 restricted stock units ("RSUs"). The RSUs will vest 25% on the one-year anniversary of the Vesting Commencement Date and 25% each subsequent year until 100% is vested after four years.

The Vesting Commencement Date is November 1st, 2024, for both the stock option and RSU awards.

Vesting of the options and RSUs assumes your continued employment with Sage on each vesting date. The grants will be subject to the terms and conditions of the Company’s then-current stockholder-approved equity plan and its standard form of equity agreements. You will receive an email indicating that the awards are in your Shareworks account. At that time, please login to Shareworks to review and accept the related grant agreements.

We are excited about your continued contributions to SAGE. We are confident that you can help us achieve our goals and that we can give you the opportunity to reach your career potential. Thank you for all that you do!

Sincerely,

/s/ Barry Greene

Barry Greene

CEO

/s/ Chris Benecchi

Chris Benecchi 10/15/2024

I acknowledge and confirm the details of the above letter.